UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 19, 2012

SPY Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51071	33-0580186
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2070 Las Palmas Drive, Carlsbad, California	92011
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (760) 804-8420

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 19, 2012, SPY Inc. ("SPY") and SPY's wholly-owned subsidiary, Spy Optic Inc. ("Spy Optic"), entered into the following agreements and transactions, each of which is more fully described below:

  a debt financing (the "Harlingwood Financing") in the amount of $500,000 with Harlingwood (Alpha), LLC ("Harlingwood"); and

  amendments to the two existing promissory notes issued by Spy Optic to Costa Brava Partnership III, L.P. ("Costa Brava") to permit the Harlingwood Financing.

Each of the documents referenced in Item 1.01 of this report on Form 8-K are attached as exhibits to this report on Form 8-K, and are incorporated herein by reference. The summary of the terms of such agreements are qualified by reference to the agreements attached as exhibits.

Harlingwood Financing

SPY and Spy Optic entered into a convertible note purchase agreement on December 19, 2012 with Harlingwood pursuant to which Spy Optic issued a promissory note to Harlingwood in the principal amount of $500,000 (the "Harlingwood Note") and SPY and Harlingwood entered into a registration rights agreement. The convertible note purchase agreement included representations and warranties by each of the SPY, Spy Optic and Harlingwood that are customary for an agreement for the sale of such securities.

The Harlingwood Note accrues interest at the rate of 12% per annum, which is payable in kind as an addition to the outstanding principal amount due under the Harlingwood Note on the last day of each calendar month in arrears. The Harlingwood Note matures on April 1, 2014. The principal amount due under the Harlingwood Note (including any capitalized interest) is convertible into common stock of SPY at $1.40 per share of common stock, subject to adjustment for stock splits or stock dividends. Spy Optic agreed to pay an initial facility fee to Harlingwood of $10,000 by December 31, 2012.

In the event of default, the Harlingwood Note will accrue interest at 14% during the pendency of such event of default and Harlingwood may declare the outstanding amounts then due under the Harlingwood Note immediately due and payable. For purposes of the Harlingwood Note, an event of default includes certain events that are customary for financings of this type, including the failure to pay any amounts due under the promissory note when due, the failure to observe covenants and obligations under the promissory note, the assignment for benefit of creditors or the institution of bankruptcy proceedings. In addition, Harlingwood may declare the outstanding amounts then due under the Harlingwood Note immediately due and payable in the event that Costa Brava Partnership III, L.P. ("Costa Brava") declares immediately due and payable the amounts due under either (a) the Third Amended and Restated $10 million Promissory Note dated August 2, 2012, as amended, which was originally issued to Costa Brava on June 21, 2011 (the "Costa Brava Line of Credit Note"), or (b) the Second Amended and Restated $7 million Promissory Note dated August 2, 2012, as amended, which was originally issued to Costa Brava on December 20, 2010 (the "Costa Brava Term Note").

SPY and Harlingwood also entered into a registration rights agreement on December 19, 2012 pursuant to which SPY is required to provide notice to Harlingwood of certain proposed public offerings of SPY's common stock and, if Harlingwood so requests, register the shares of common stock into which the Harlingwood Note may be converted, subject to certain conditions and limitations described in the registration rights agreement.

The Harlingwood Note is subordinated to the amounts borrowed by SPY under its loan and security agreement with BFI Business Finance ("BFI") pursuant to the terms of a debt subordination agreement between Harlingwood and BFI.

Harlingwood beneficially owns approximately 5.5%, or 12% on an as converted basis (including the 357,143 shares of common stock into which the Harlingwood Note is initially convertible), of SPY's common stock as of December 20, 2012. Mr. Fir Geenen, a member of SPY's board of directors, is the manager of the limited liability company that is the manager of Harlingwood.

Amendment to Costa Brava Promissory Note

On December 19, 2012, Spy Optic entered into an amendment to the Costa Brava Line of Credit Note and an amendment to the Costa Brava Term Note. Both the Costa Brava Line of Credit Note and the Costa Brava Term Note were amended soley to permit the Harlingwood Debt Financing, decribed above, and additional financings by Harlingwood on or before December 31, 2012.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Convertible Note Purchase Agreement among SPY Inc., Spy Optic Inc. and Harlingwood (Alpha), LLC
10.2	Promissory Note issued by Spy Optic Inc. to Harlingwood (Alpha), LLC
10.3	Registration Rights Agreement between SPY Inc. and Harlingwood (Alpha), LLC
10.4	Second Amendment to Second Amendeded and Restated Promissory Note between Spy Optic Inc. and Costa Brava Partnership III, L.P.
10.5	Second Amendment to Third Amended and Restated Promissory Note between Spy Optic Inc. and Costa Brava Partnership III, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 2012	SPY Inc. By: /S/ Michael D. Angel Michael D. Angel Chief Financial Officer and Treasurer